EXHIBIT 99.1

United States Antimony Corporation Announces

Corporate Headquarters Move and

Senior Management Changes

Gary C. Evans – CEO & Chairman of the Board

Joe Bardswich – EVP & Chief Mining Engineer

“The Critical Minerals and ZEO Company”

DALLAS, TX / ACCESSWIRE / December 11, 2024 / United States Antimony Corporation ("USAC", or the “Company”), (NYSE: UAMY) announced today the decision by its Board of Directors to move its corporate headquarters to Dallas, Texas, from Thompson Falls, Montana. While the Company’s primary producing assets are located in Montana, none of the executives or board members reside there. There will be no expenses incurred associated with this transition.

Additionally, the Company also announced certain management changes effective as of December 9, 2024. Mr. Gary C. Evans has assumed the Chief Executive role and continues as Chairman of the Board of Directors. Mr. Joe Bardswich, P.E. assumes the role of Executive Vice President and Chief Mining Engineer of the Company. Mr. Bardswich also remains a board member and assumes the position of President of all newly formed mining subsidiaries, including Alaska and Canada.

Commenting on this news today, Mr. Gary C Evans stated, “Joe Bardswich and I assumed the dual roles of Co-CEOs back in March 2024 due to previous management departing the company. We have worked extremely well together since I became a board member back in November 2022. I have tremendous respect and confidence in Joe’s capabilities which center on new mining opportunities for U.S. Antimony Corporation. His knowledge and experience in this area is unparalleled along with his tremendous network of people associated with mining all around the world. Our business relationship has worked well because we both recognize our respective strengths and weaknesses. U.S. Antimony Corporation today is a very different company than it was just a year ago and is maturing at warp speed. By separating our respective roles today in a more definitive way, we are aligning our jobs and future responsibilities in a more specific manner which will benefit all of our shareholders.”

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Mr. Bardswich in his new position stated, “Gary has done a great job as Chairman and co-CEO, and I have learned a lot from him. However, my focus should be on what I know best, the mining and production aspects of UAMY.  As we are expanding the future prospects of this company, we will ensure that our midstream and downstream processing facilities have product from our own mining interests. Some of these have already been assembled and we have plans for continued expansion. This should significantly enhance our profit margins of our finished products. A typical mining prospect in the United States historically has taken approximately 25 years to develop. Our goal is to do this in less than one year.  Our efforts have been concentrated on known deposits of previously discovered ore on private and State/Provincial properties, not subject to federal NEPA regulations and in areas of previous mining activities. We have assembled a team of recognized professional exploration geologists who were able to quickly identify and acquire properties of merit, focusing on mining claims located in regions that have immediate access to roads and/or railroads which will allow for transportation directly to our two facilities located in Montana. I am very pleased to now be focusing most of my attention on the development of our new quality mining interests.”

Since 2018, 465 corporate headquarters relocated across the U.S. with Texas attracting the most with 123 corporations - 32 of which moved to Dallas. The state of Texas has a stable, business friendly environment with low taxes, economic incentives, corporate clusters that promote beneficial networks, and it is centrally located within the United States, which is conducive to business activities and travel. Texas also provides a large, skilled workforce in a region with affordable living and a high quality of life.

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About USAC:

United States Antimony Corporation and its subsidiaries in the U.S. and Mexico (“USAC”, the “Company”, “Our”, “Us”, or “We”) sell processed antimony, zeolite, and precious metals products in the U.S. and Canada. The Company processes antimony ore primarily into antimony oxide, antimony metal, and antimony trisulfide. Our antimony oxide is used to form a flame-retardant system for plastics, rubber, fiberglass, textile goods, paints, coatings and paper, as a color fastener in paint, and as a phosphorescent agent in fluorescent light bulbs. Our antimony metal is used in bearings, storage batteries, and ordnance. Our antimony trisulfide is used as a primer in ammunition. In its operations in Idaho, the Company mines and processes zeolite, a group of industrial minerals used in soil amendment and fertilizer, water filtration, sewage treatment, nuclear waste and other environmental cleanup, odor control, gas separation, animal nutrition, and other miscellaneous applications. We recover certain amounts of precious metals, primarily gold and silver, at our plant in Montana from antimony concentrates.

Forward-Looking Statements:

Readers should note that, in addition to the historical information contained herein, this press release may contain forward-looking statements within the meaning of, and intended to be covered by, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon current expectations and beliefs concerning future developments and their potential effects on the Company including matters related to the Company's operations, pending contracts and future revenues, financial performance, and profitability, ability to execute on its increased production and installation schedules for planned capital expenditures, and the size of forecasted deposits. Although the Company believes that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, it can give no assurance that such expectations and assumptions will prove to have been correct. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties. In addition, other factors that could cause actual results to differ materially are discussed in the Company's most recent filings, including Form 10-K and Form 10-Q with the Securities and Exchange Commission.

Forward-looking statements are typically identified by words such as "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project," "pro forma" and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in the forward-looking statements and future results could differ materially from historical performance.

Contact:

United States Antimony Corp.

PO Box 643

47 Cox Gulch Rd.

Thompson Falls, Montana 59873-0643

Jonathan Miller, Vice President – IR

E-Mail:  Jmiller@usantimony.com

Phone: 406-606-4117

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